UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 16, 2009
Date of Report (Date of earliest event reported)
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 16, 2009, the Board of Directors of PRG-Schultz International, Inc. (the “Company”) appointed Lee Gentry to serve as Controller and Principal Accounting Officer of the Company. Mr. Gentry succeeds Robert Lee in this capacity who had been serving as Controller and Principal Accounting Officer in addition to his roles as Chief Financial Officer and Treasurer prior to Mr. Gentry’s appointment. Mr. Lee will continue to serve as Chief Financial Officer and Treasurer of the Company. Prior to joining the Company, Mr. Gentry served as VP Controller for IronPlanet.com, a portfolio company of private equity firms Kleiner, Perkins, Caufield, Byers and Accel Partners, from August 2008 to August 2009. Prior to that he served as the Controller, Financial Accounting at Georgia-Pacific, a wholly owned subsidiary of Koch Industries from April 2007 to July 2009. Before joining Georgia-Pacific, he served as the Assistant Corporate Controller at Caraustar Industries Inc. from September 2000 to April 2007. Mr. Gentry began his career with Ernst & Young LLP. Mr. Gentry is 41.
     Mr. Gentry’s annual salary is $175,000, and he is eligible for a bonus in accordance with the terms of the Company’s 2009 Performance Bonus Plan. Any bonus to be paid for 2009 will be pro-rated based on Mr. Gentry’s first date of service with the Company. Mr. Gentry will also be entitled to receive a severance payment in the event the Company terminates his employment without cause. He may also participate in the other employee benefit plans that are generally available to U.S. employees of the Company.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: September 22, 2009